For release: 3 PM, February 4, 2000

         Contact: Betsy Rowbottom
                           Vice President
                           PageOne Business Productions, LLC
                           310.230.6101

PRESS RELEASE

Electro Pulse Technologies: Merger creates platform for roll out of groundbreaking new waterproofing technology

PageOne Business Productions, LLC, Pacific Palisades, CA (www.invbank.com), financial advisor to Electronic Engineering and Design Corporation, announced today that Electronic Engineering and Design Corporation has merged with Electro Pulse Technologies Commercial, Inc., based in Greenwich, Connecticut. The name for the merged companies will be Electro Pulse Technologies Commercial, Inc.

With the merger, the new Electro Pulse Technologies will, over the next several months, roll out its plan to establish a national platform of local installation companies. Electro Pulse Technologies will establish joint ventures and strategic alliances with large organizations with recurring water problems and with entities in all the segments of the construction industry to service their customer bases. Electro Pulse Technologies will also seek to strategically acquire companies, which will be meaningful for the Company's expansion of its customer base and infrastructure. Drytronic, Inc., Electro Pulse Technologies' wholly-owned subsidiary, is working closely with the Army Corps of Engineers in installing this patented technology in the government market.

By utilizing its revolutionary and patented Electro Pulse Shield System technology - the EPS System - Electro Pulse Technologies intends to become the preferred and specified source for waterproofing all concrete, masonry and brick structures in the commercial and government market. The EPS System is the only waterproofing technology which provides a permanent solution by drying out and reducing the relative humidity within such structures as well as preventing water from intruding into and protecting the structural integrity of these structures.

This press release may contain forward-looking statements. Forward-looking statements are subject to risks and uncertainties, including the risk factors listed in the company's reports filed with the Securities and Exchange Commission that could cause actual results to differ materially from those projected.